EXHIBIT 10.34

FIFTH AMENDMENT TO THE
PIONEER NATURAL RESOURCES COMPANY
2006 LONG TERM INCENTIVE PLAN

THIS FIFTH AMENDMENT (the “Amendment”) to the Pioneer Natural Resources Company 2006 Long Term Incentive Plan, as amended from time to time (the “Plan”), is effective August 20, 2012 (the “Effective Date”), and is made by Pioneer Natural Resources Company (the “Company”).
W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and service providers of the Company;
WHEREAS, pursuant to Section 3(a) of the Plan, the Compensation and Management Development Committee (“Committee”) of the Board of Directors of the Company has the authority, in its sole and absolute discretion, to terminate, modify or amend the Plan, subject to certain limitations set forth in the Plan; and
WHEREAS, the Committee has determined that it is desirable to amend the Plan in the manner contemplated hereby.
NOW, THEREFORE, the Plan shall be amended as of the Effective Date as set forth below.

1.     Section 10(a)(ii) of the Plan is hereby deleted and replaced in its entirety with the following:

(ii) Qualified Domestic Relations Orders. Except as may be expressly provided in the applicable Award Agreement, an Option, Stock Appreciation Right, Restricted Stock Unit Award or Restricted Stock Award may be transferred, to a Permitted Transferee, pursuant to a domestic relations order entered or approved by a court of competent jurisdiction upon delivery to the Company of written notice of such transfer and a certified copy of such order.

2.     Except as set forth above, the Plan shall continue to read in its current state.

IN WITNESS WHEREOF, the Company has caused the execution of this Amendment by its duly authorized officer, effective as of the Effective Date.

PIONEER NATURAL RESOURCES COMPANY

By:    /s/ Larry N. Paulsen
Larry N. Paulsen
Vice President, Administration and Risk Management

Date:    August 20, 2012